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                      August 3, 2023

       Susan Qiaoling Li
       Chief Executive Officer
       CooTek (Cayman) Inc.
       11F, T2, No.16, Lane 399, Xinlong Road, Minhang District
       Shanghai, 20110 1
       People   s Republic of China

                                                        Re: CooTek (Cayman)
Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38665

       Dear Susan Qiaoling Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Disclosure Review Program
       cc:                                              Haiping Li